POWER OF ATTORNEY

       The undersigned does hereby make, constitute and appoint each of Yvette Kosic, Kevin P. Treanor, Ade-Femi Austin and Kimberly Williams (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by Yvette Kosic), as his true and lawful attorney-in-fact, acting for him in his respective name, place and stead, whether acting individually or as a representative of others, to approve, execute and deliver any documentation required to be made by him under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by him under the Act, such documents to be in such form as such attorney-in-fact may approve on the undersigned's behalf, such approval to be conclusively evidenced by the due execution thereof, and granting unto such attorney-in-fact full power, including substitution and resubstitution, and authority to act in the premises as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies, approves and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

      This Power of Attorney shall remain in full force and effect until such time as the person or persons to whom power of attorney has been hereby granted cease to perform the function in connection with which he/she was appointed attorney-in-fact, unless earlier revoked by written instrument. The undersigned has the unrestricted right unilaterally to revoke this Power of Attorney. This Power of Attorney does not revoke any existing Powers of Attorney executed by the undersigned.

     This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents this 26 day of May, 2015.


BY: s/ Mark J. Midle

__________________

Mark J. Midle